                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Doral Financial Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                          DORAL FINANCIAL CORPORATION
       (DORAL FINANCIAL LOGO)              1159 F.D. Roosevelt Avenue
                                          San Juan, Puerto Rico 00920

                                                                  March 16, 2002

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Doral Financial Corporation. This year the meeting will be held at the seventh floor of the Company's new corporate headquarters facility known as the Doral Financial Plaza located at 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico on Wednesday, April 17, 2002. The meeting will begin promptly at 11:00 a.m., local time.

     Doral Financial Corporation's management considers the annual meeting an excellent opportunity to discuss your corporation's progress and we encourage you to attend. Stockholders will have the opportunity to ask questions during the meeting.

     We also urge you to review the enclosed proxy statement and complete, sign and return your proxy card in the envelope provided, even if you plan to attend the meeting. Your vote is important, and the prompt return of your proxy card will ensure that your vote is counted. Your participation in the affairs of Doral Financial is an essential ingredient of our success. Please note that sending us your proxy will not prevent you from voting in person at the meeting should you so desire.

     We appreciate your interest and investment in Doral Financial Corporation and look forward to seeing you at the annual meeting.

                                         Sincerely,

                                         /s/ SALOMON LEVIS

                                         Salomon Levis
                                         Chairman of the Board and
                                         Chief Executive Officer

                          DORAL FINANCIAL CORPORATION
                           1159 F.D. Roosevelt Avenue
                          San Juan, Puerto Rico 00920

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                    To Be Held On Wednesday, April 17, 2002

     The annual meeting of stockholders of Doral Financial Corporation ("Doral Financial") will be held at the seventh floor of the Doral Financial Plaza Building, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico on Wednesday, April 17, 2002, beginning at 11:00 a.m., local time. At the meeting, stockholders will consider and act upon the following proposals:

        1. The election of eight directors of Doral Financial;

        2. The ratification of the selection of PricewaterhouseCoopers LLP as Doral Financial's independent accountants for the fiscal year ending December 31, 2002; and

        3. Such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record as of the close of business on March 6, 2002 are entitled to notice of, and to vote at, the annual meeting or any adjournments. A list of these stockholders will be available for inspection for a period of 10 days prior to the annual meeting at the office of Doral Financial at 1159 F.D. Roosevelt Avenue, San Juan, Puerto Rico, and will also be available for inspection at the meeting itself.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

                                       By order of the Board of Directors,

                                       /s/ RICHARD F. BONINI

                                       Richard F. Bonini
                                       Senior Executive Vice President
                                       and Secretary

Dated: March 16, 2002

                          DORAL FINANCIAL CORPORATION
                           1159 F.D. Roosevelt Avenue
                          San Juan, Puerto Rico 00920

                            ------------------------

                                PROXY STATEMENT

     This proxy statement contains information related to the annual meeting of stockholders of Doral Financial Corporation to be held on Wednesday, April 17, 2002, beginning at 11:00 a.m., local time, at the seventh floor of the Doral Financial Plaza Building, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico and at any postponements or adjournments thereof. Doral Financial anticipates that this proxy statement and the accompanying form of the proxy will be mailed to stockholders commencing on or about March 18, 2002.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors and the ratification of Doral Financial's independent auditors. In addition, Doral Financial's management will report on the performance of Doral Financial during 2001 and respond to appropriate questions from stockholders.

WHO IS ENTITLED TO VOTE?

     Only stockholders of record at the close of business on the record date, March 6, 2002, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

     Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring appropriate documentation from your broker or nominee to personally vote at the meeting.

WHAT CONSTITUTES A QUORUM?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 47,823,184 shares of common stock of Doral Financial were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum. A "broker non-vote" occurs when a broker or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter.

HOW DO I VOTE?

     If you complete and properly sign the accompanying proxy card and return it to Doral Financial, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Doral Financial either a notice of revocation or a duly executed proxy, bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this proxy statement. The Board recommends a vote:

     - for the election of the nominated slate of eight directors (see page 6); and

     - for ratification of the appointment of PricewaterhouseCoopers LLP as Doral Financial's independent auditors (see page 21).

     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will have no legal effect on the election of directors.

     Ratification of Independent Auditors and Other Items. For the ratification of Doral Financial's independent auditors and any other item voted upon at the annual meeting, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. Abstentions will not be voted for any such matter. Accordingly, abstentions will have the same legal effect as a negative vote. Broker non-votes will not be counted in determining the number of shares necessary for approval.

WHO WILL BEAR THE COSTS OF SOLICITING PROXIES FOR THE ANNUAL MEETING?

     The cost of soliciting proxies for the annual meeting will be borne by Doral Financial. In addition to the use of the mails, proxies may be solicited personally or by telephone, by officers and employees of Doral Financial who will not receive any additional compensation for their services. Proxies and proxy material will also be distributed at the expense of Doral Financial by brokers, nominees, custodians and other similar parties.

             SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS

     The following table shows, as of March 1, 2002, the amount of Doral Financial's common stock beneficially owned (unless otherwise indicated in the footnotes) by each director, nominee for director, executive officer named in the Cash Compensation Table and 5% shareholder of Doral Financial, and by all directors and executive officers of Doral Financial as a group. The information is based on reports filed with the SEC and information provided by the persons named below. No director, nominee or executive officer owned shares of preferred stock of Doral Financial as of such date.

                                                                    AMOUNT AND NATURE         PERCENT
                  NAME OF BENEFICIAL OWNER                    OF BENEFICIAL OWNERSHIP(1)(2)   OF CLASS
                  ------------------------                    -----------------------------   --------
Management
Salomon Levis(3)............................................              787,689                1.6%
Richard F. Bonini...........................................              661,840                1.4%
Mario S. Levis(3)(4)........................................              921,412                1.9%
Zoila Levis(3)..............................................              646,544                1.3%
David Levis(3)(5)...........................................              830,012                1.7%
David R. Levis(3)...........................................                7,000                 **
Fernando Rivera Munich......................................                7,250                 **
Edison Velez................................................               12,000                 **
Edgar M. Cullman, Jr.(6)....................................            5,771,706               12.1%
John L. Ernst(6)............................................            5,771,706               12.1%
Efraim M. Kier..............................................                5,500                 **
A. Brean Murray.............................................                   --                 --
Harold D. Vicente...........................................               14,900                 **
All directors, nominees and executive officers as a group,
  consisting of 17 persons, including those named above.....            9,690,953               19.9%
Other Principal Holders
Edgar M. Cullman(6).........................................            5,771,706               12.1%
387 Park Avenue South
New York, NY 10016
Louise B. Cullman(6)........................................            5,771,706               12.1%
387 Park Avenue South
New York, NY 10016
Susan R. Cullman(6).........................................            5,771,706               12.1%
387 Park Avenue South
New York, NY 10016
Frederick M. Danziger(6)....................................            5,771,706               12.1%
2 East 73rd Street
New York, NY 10021
Lucy C. Danziger(6).........................................            5,771,706               12.1%
2 East 73rd Street
New York, NY 10021
Cullman and Ernst Group(7)..................................            5,771,706               12.1%
387 Park Avenue South
New York, NY 10016
Levis Family(3).............................................            3,212,157                6.6%
1159 F.D. Roosevelt Avenue
San Juan, Puerto Rico
FMR Corp.(8)................................................            4,775,900                9.9%
Fidelity Management & Research Company
82 Devonshire Street
Boston, MA 02109

---------------------

     ** Represents less than 1% of Doral Financial's outstanding Common Stock.

     (1) Except as noted in the footnotes below, the information is based on the SEC's definition of "beneficial ownership", which is broader than ownership in the usual sense. For example, under SEC rules you beneficially own stock not only if you hold it directly, but also if you indirectly (through a relationship, a position as a director or trustee or a contract or an understanding) have or share the power to vote the stock or to sell it, or if you have the right to acquire it within 60 days. Where more than one person shares investment and voting power in the same shares or if such shares are owned by any member of the Cullman and Ernst Group, such shares are shown more than once. Such shares are reflected only once, however, in the total for all directors and officers as a group.

     Certain of the persons named in the table disclaim beneficial ownership of some of the shares included in the table as follows:

     - Salomon Levis, Zoila Levis, David Levis, Mario S. Levis, David R. Levis and Aidiliza Levis, each disclaim beneficial ownership of all shares reflected as owned by the Levis Family that are not owned by them directly.

     - Edgar M. Cullman, Jr. -- 2,401,878 shares in which he holds shared investment and/or voting power and 3,174,289 shares in which he holds no investment or voting power other than the understanding referred to in footnote(7).

     - John Ernst -- 372,525 shares in which he holds shared investment and/or voting power and 5,316,205 shares in which he holds no investment or voting power other than the understanding referred to in footnote(7).

     - Edgar M. Cullman -- 2,668,184 shares in which he holds shared investment and/or voting power and 2,889,571 shares in which he holds no investment and/or voting power other than the understanding referred to in footnote(7).

     - Louise B. Cullman -- 2,169,672 shares in which she holds shared investment and/or voting power and 3,372,604 shares in which she holds no investment or voting power other than the understanding referred to in footnote(7).

     - Susan R. Cullman -- 2,389,338 shares in which she holds shared investment and/or voting power and 3,198,067 shares in which she holds no investment or voting power other than the understanding referred to in footnote(7).

     - Frederick M. Danziger -- 412,272 shares in which he holds shared investment and/or voting power and 5,307,266 shares in which he holds no investment or voting power other than the understanding referred to in footnote(7).

     - Lucy C. Danziger -- 2,534,362 shares in which she holds shared investment and/or voting power and 3,025,296 shares over which she has no investment or voting power other than the understanding referred to in footnote(7).

     (2) Includes the number of shares that could be purchased by exercise of stock options exercisable at March 1, 2002 or within 60 days after that date under Doral Financial's stock option plan as follows: Salomon Levis -- 402,000 shares, Zoila Levis -- 201,000 shares, Richard F. Bonini -- 182,000 shares, Mario S. Levis -- 151,000 shares, Fernando Rivera Munich -- 5,250 shares, David
R. Levis -- 3,000 shares, Edison Velez -- 12,000 shares, and for all directors, nominees and executive officers as a group -- 983,250 shares.

     (3) Salomon Levis, the Chairman of the Board and Chief Executive Officer of Doral Financial, Zoila Levis, the President of Doral Financial and David Levis, a director emeritus of Doral Financial and the former Chairman of the Board and Chief Executive Officer of Doral Financial, are siblings. Mario S. Levis and David R. Levis are sons of David Levis and nephews of Salomon Levis and Zoila Levis. As of March 1, 2002, Salomon Levis, Zoila Levis, David Levis, Mario S. Levis, David R. Levis and Aidiliza Levis beneficially owned an aggregate of 3,212,157 shares (including 762,000 shares subject to stock options exercisable at March 1, 2002 or within 60 days thereof) of common stock or approximately 6.6% of the outstanding common stock of Doral Financial, assuming exercise of outstanding stock options held by such persons. Included among the shares beneficially owned by Levis family members are 19,500 shares, including 5,000 shares subject to stock options, owned by Aidiliza Levis who is not listed as an executive officer of Doral Financial. She is the daughter of David Levis, the sister of Mario S. Levis and David R. Levis and the niece of Salomon Levis and Zoila Levis. Salomon Levis, Zoila Levis, Mario S. Levis and David Levis have filed a Schedule 13D with the SEC stating that there is no agreement or understanding among the members of the Levis family regarding the holding or voting of the shares of common stock held by them other than an informal understanding to consult with each other regarding the voting and disposition of the shares owned by each of them. The members of the Levis family listed above disclaim that they constitute a group for purposes of the Securities Exchange Act of 1934, assert that each such person has sole voting and investment power with respect to the respective shares of common stock owned by them and each disclaims any beneficial interest in the shares of common stock owned by other members of the family.

     (4) Includes 1,100 shares of common stock owned by the spouse of Mario S. Levis.

     (5) David Levis is a director emeritus of Doral Financial and is the former Chairman of the Board and Chief Executive Officer of Doral Financial.

     (6) Member of the Cullman and Ernst Group. Edgar M. Cullman is the father of Edgar M. Cullman, Jr., Susan R. Cullman and Lucy C. Danziger, the husband of Louise B. Cullman, and the uncle of John L. Ernst. Lucy C. Danziger is the wife of Frederick M. Danziger.

     (7) As of March 1, 2002, a group consisting of Edgar M. Cullman, his son Edgar M. Cullman, Jr., a director of Doral Financial, direct members of their families and trusts for their benefit, Mr. John L. Ernst, also a director of Doral Financial, his sister and direct members of their families and trusts for their benefit owned an aggregate of 5,771,706 shares of common stock or approximately 12.1% of the outstanding common stock. Among others, Messrs. Cullman and Cullman, Jr. and their wives, Mr. Ernst and to a lesser extent Mr. Danziger (who is a member of the Cullman and Ernst Group), hold investment and voting power or shared investment and voting power over such shares. Mr. Danziger is the brother-in-law of Mr. Edgar M. Cullman, Jr. and a former director of Doral Financial. A Schedule 13D filed with the SEC on behalf of the Cullman and Ernst Group states that there is no formal agreement governing the group's holding and voting of such shares, but that there is an informal understanding that the persons and trusts included in the group will hold and vote together the shares owned by each of them in each case subject to any applicable fiduciary responsibilities.

     (8) Based on information contained in a Schedule 13G filed with the SEC jointly by FMR Corp., Fidelity Management & Research Company, Edward C. Johnson, III and Abigail P. Johnson. FMR is the parent corporation of Fidelity Management & Research Company and members of the Johnson family and trusts for their benefit are the predominant owners of the voting stock of FMR. Edward C. Johnson and Abigail P. Johnson are also directors of FMR. According to the Schedule 13G, Fidelity Management & Research Company is the beneficial owner of 4,765,100 shares of common stock of Doral Financial as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. According to the Schedule 13G, the interest of one of those investment companies, Fidelity Low Priced Stock Fund amounted to 2,918,500 shares or approximately 6.1% of the outstanding common stock of Doral Financial. According to the Schedule 13G, Edward C. Johnson III and FMR Corp., through their control of Fidelity Management Trust Company each has sole dispositive power over 10,800 shares owned by certain institutional accounts.

                                   PROPOSAL 1

                   ELECTION OF DIRECTORS AND RELATED MATTERS

ELECTION OF DIRECTORS

     At the annual meeting, eight directors comprising the entire Board of Directors of Doral Financial are to be elected. The Board of Directors has proposed the nominees listed below for election as directors to serve until the 2003 annual meeting or until their successors are duly elected and qualified.

     Unless otherwise specified in the accompanying form of proxy, proxies solicited hereby will be voted for the election of the nominees listed below. Each of the nominees has agreed to serve for a one year term. If any of them should become unable to serve as a director, the Board of Directors may designate a substitute nominee. In that case, the proxies shall be voted for a substitute nominee or nominees to be designated by the Board of Directors. If no substitute nominees are available, the size of the Board of Directors will be reduced.

     Other than Mr. Bonini's employment agreement, which requires the Board of Directors of Doral Financial to nominate him for election as a director, there are no arrangements or understandings between Doral Financial and any person pursuant to which such person has been elected a director.

     The following table sets forth as of March 1, 2002, certain information with respect to each nominee for director.

                                                                                              DIRECTOR
NAME                                     PRINCIPAL OCCUPATION AND OTHER INFORMATION            SINCE
----                                     ------------------------------------------           --------
Salomon Levis(1)                Chairman of the Board and Chief Executive Officer of Doral      1988
                                Financial since February 1990; Chairman of the Board of
                                Doral Bank, Doral Bank, FSB, Doral Mortgage Corporation,
                                Doral Securities, Inc., Sana Investment Mortgage Bankers,
                                Inc., Doral Insurance Agency, Inc., and Doral Money. Inc.
                                each a direct or indirect wholly-owned subsidiary of Doral
                                Financial; President and Chief Executive Officer of Doral
                                Financial (1989 -- 1991); Chairman of the Board, Doral
                                Mortgage Corporation, a wholly-owned subsidiary of Doral
                                Financial (1988 -- 1990); President and Chief Operating
                                Officer, Doral Mortgage Corporation (1985 -- 1988). Age 59.
Richard F. Bonini               Senior Executive Vice President of the Corporation since        1976
                                1988: Chief Financial Officer of Doral Financial since April
                                1996 and Secretary of Doral Financial since December 1991;
                                Director and Secretary of Doral Mortgage Corporation, Doral
                                Bank and Doral Bank, FSB; President of Doral Money, Inc.;
                                Consultant to Culbro Corporation (1989 -- 1990); Senior Vice
                                President, Culbro Corporation and Vice President of Doral
                                Financial (1976 -- 1988). Mr. Bonini was formerly a director of Search Capital Group (automobile financing),which filed for relief from its creditors under Chapter 11 of the
                                Federal Bankruptcy Code in February 1998. Age 63.
Edgar M. Cullman, Jr.(2)        President and Chief Executive Officer of General Cigar          1988
                                Holdings, Inc. since December 1996; Chief Executive Officer
                                Culbro Corporation from April 1996 to December 1996;
                                President, Culbro Corporation from 1984 to December 1996;
                                Executive Vice President, Culbro Corporation (1983 -- 1984);
                                President, General Cigar & Tobacco Co. (1980 -- 1983);
                                Director, General Cigar Holdings, Inc., and Bloomingdale
                                Properties, Inc. (investments and real estate). Age 55.
John L. Ernst(2)                Chairman of the Board and President of Bloomingdale             1989
                                Properties, Inc., since September 1984; Director, Griffin
                                Land & Nurseries, Inc. Age 61.
Efraim Kier                     President and Chief Executive Officer of A&M Holdings, Inc.,    1998
                                San Juan, Puerto Rico (real estate development and
                                management) since 1962. Age 72.

                                                                                              DIRECTOR
NAME                                     PRINCIPAL OCCUPATION AND OTHER INFORMATION            SINCE
----                                     ------------------------------------------           --------
Zoila Levis(1)                  President of Doral Financial since August 1991; Director of     1991
                                Doral Bank, Doral Insurance Agency, Inc. and Doral
                                Securities, Inc.; Executive Vice President of Doral
                                Financial from January 1990 to August 1991; President of Z.
                                Levis Assoc. (real estate development) from January 1985 to
                                December 1989. Age 54.
A. Brean Murray                 Chairman of the Board and Chief Executive Officer of Brean      1994
                                Murray & Co., Inc., an investment banking firm for more than the past five years; Director, American Asset Management
                                (money management), BMI Capital Corp. (asset management) and
                                Somanetics Corporation (medical devices), formerly a
                                director of Search Capital Group (automobile financing),
                                which filed for relief from its creditors under Chapter 11 of the Federal Bankruptcy Code in February 1998. Age 64.
Harold D. Vicente               Attorney in private practice with the law firm of Vicente &     2000
                                Cuebas, San Juan, Puerto Rico, for more than the past five years. Age 56.

---------------------

     (1) Zoila Levis is the sister of Salomon Levis.
     (2) Edgar M. Cullman, Jr. and John L. Ernst are cousins.

DIRECTORS' MEETINGS

     The Board of Directors held eight meetings during the year ended December 31, 2001. Each director attended at least 75% of the total number of meetings of the Board and of all committees on which he or she served during such period.

BOARD COMPENSATION

     Each member of the Board of Directors who is not an employee of Doral Financial receives an annual stipend of $18,000 payable monthly plus $1,000 for each committee meeting attended, including committee meetings held on the same day as a regular Board meeting.

INDEMNIFICATION OF DIRECTORS

     Doral Financial has obtained directors and officers liability insurance for its directors and officers. Doral Financial's Restated Certificate of Incorporation contains a provision that exempts directors from personal liability for monetary damages to Doral Financial or its shareholders for violations of the duty of care, to the fullest extent permitted by the Puerto Rico General Corporation Law. Doral Financial has also agreed to indemnify its directors and officers for certain liabilities to the fullest extent permitted by Puerto Rico law.

BOARD COMMITTEES

     The Board of Directors has standing Audit and Compensation Committees. The Board does not have a standing nominating committee and nominations are made directly by the entire Board of Directors. The Audit Committee met four times and the Compensation Committee met once during 2001.

     The Functions of the Audit Committee are described below under the caption "Report of the Audit Committee." The members of the Audit Committee are Messrs. Cullman, Jr., Kier and Vicente. During the year, the Board examined the composition of the Audit Committee in light of the adoption by Nasdaq of new rules governing audit committees. Based upon this examination, the Board confirmed that all members of the Audit Committee are "independent" within the meaning of Nasdaq's new rules.

     The Compensation Committee is charged with reviewing Doral Financial's general compensation strategy, reviewing benefit programs, administering Doral Financial's stock option plan, approving the compensation of the Chief Executive Officer and approving certain other employment contracts for senior executive officers. The members of the Compensation Committee are Messrs. Ernst and Kier.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Neither of Messrs. Ernst or Kier is or was during 2001 an executive officer of Doral Financial. Since January 1, 2001, none of the executive officers of Doral Financial has served as a director, executive officer or compensation committee member of another entity which had an executive officer who served as a compensation committee member or director of Doral Financial.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. A. Brean Murray, a nominee for director of Doral Financial, is the Chairman of the Board and Chief Executive Officer of Brean Murray & Co., Inc., an investment banking firm which in the past has rendered investment banking services to Doral Financial. Brean Murray & Co., Inc. acted as an underwriter in connection with a public offering of Doral Financial common stock that closed on August 1, 2001, and earned underwriting discounts and commissions of approximately $1,377,332 in connection with this transaction.

     Mr. Harold D. Vicente is a partner in the law firm of Vicente & Cuebas, which rendered legal services to Doral Financial during 2001.

     Mr. Cullman, Jr. is a director and executive officer of General Cigar Holdings, Inc., a subsidiary of which leases commercial space to Doral Bank, FSB in New York City for use as a bank branch and administrative offices. These lease payments paid to General Cigar Holdings represented less than 5% of the consolidated gross revenues of General Cigar Holdings or Doral Financial and Doral Financial believes that the lease terms are no less favorable to Doral Financial than those that could be obtained from non-affiliated parties based on lease terms offered by landlords to unaffiliated tenants for comparable properties in the New York metropolitan area.

     During 2001, Aidiliza Levis, the daughter of David Levis, the former Chairman of the Board and a director emeritus of Doral Financial, sister of Mario S. Levis, an Executive Vice President and Treasurer of Doral Financial and of David R. Levis, the President of HF Mortgage Bankers Division, and the niece of Salomon Levis and Zoila Levis, the Chairman of the Board and President, respectively, of Doral Financial, was employed as the President of Centro Hipotecario, Inc., a wholly-owned subsidiary of Doral Financial. During 2001, she received compensation of $771,568 (including contributions to Doral Financial's Target Benefit Pension Plan and Retirement and Incentive Savings
Plan). She is entitled to a base salary of $72,500 and an incentive bonus equal to 50% of the pre-tax net income of Centro Hipotecario after adjusting such income for certain inter-company charges and investment income and reducing such income by a hypothetical 39% statutory income tax rate.

     On February 23, 2002, David R. Levis was appointed the President of Doral Financial's HF Mortgage Bankers Division. David R. Levis is the son of David Levis, the brother of Mario S. Levis, and the nephew of Salomon Levis and Zoila Levis. During the year ended December 31, 2001, he was employed by Doral Financial as Senior Vice President within the HF Mortgage Bankers Division and received compensation of $470,390 (including contributions to Doral Financial's Target Benefit Pension Plan and Retirement and Incentive Savings Plan).

     During 2001, Samuel Levis, the son of Salomon Levis and the nephew of Zoila Levis and David Levis, was employed by Doral Mortgage Corporation and received compensation of $48,124 (including contributions to Doral Financial's Target Benefit Pension Plan and Retirement and Incentive Savings Plan).

     On September 1, 1999, Doral Mortgage Corporation, a wholly-owned subsidiary of Doral Financial, purchased 100% of the outstanding stock of Sana Investment Mortgage Bankers, Inc. ("Sana"), a mortgage banking firm owned by Nancy Hernandez, the former spouse of Salomon Levis. Salomon Levis had a 50% beneficial ownership in Sana as a result of his marriage to Ms. Hernandez and received 50% of the $6.0 million purchase price paid by Doral Financial. The Agreement contained a covenant that Sana would have a minimum net worth of $800,000 at the time of the closing. Following the closing, Doral Financial determined that there was a $136,500 deficiency in the required net worth and made a claim to the sellers for this amount. During 2001, Mr. Levis paid the entire $136,500 to Doral Financial.

     From time to time, Doral Financial or its subsidiaries makes mortgage loans to persons who purchase homes in residential housing projects developed by entities controlled by Efraim Kier, a director of Doral Financial and Arturo Madero, the spouse of Zoila Levis, the President of Doral Financial. All such loans have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions for persons purchasing homes in projects developed by unaffiliated persons. Management believes that these loans do not involve more than the normal risk of collectibility or present other unfavorable features.

     Doral Bank, Doral Bank, FSB and Doral Securities, Inc. ("Doral Securities"), each a wholly-owned subsidiary of Doral Financial, have had, and expect to have in the future, banking or securities transactions in the ordinary course of business with directors and executive officers of Doral Financial as well as their affiliated entities. All extensions of credit to any of these persons by Doral Bank, Doral Bank, FSB or Doral Securities have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management, these transactions do not involve more than the normal risk of collectibility or present other unfavorable features.

     The following table shows certain information with respect to mortgage loans made by Doral Financial's mortgage banking units, to executive officers of Doral Financial and to certain related interests of directors and executive officers of Doral Financial. The table does not include loans made in the ordinary course of business by Doral Financial's banking or broker dealer subsidiaries or loans sold to investors prior to January 1, 2001. Doral Financial believes that all such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons. Management believes that these loans do not involve more than the normal risk of collectibility or present other unfavorable features.

                                                         YEAR LOAN   HIGHEST PRINCIPAL    PRINCIPAL BALANCE    INTEREST
                   NAME AND POSITION                       MADE      AMOUNT DURING 2001      AT 12/31/01         RATE
                   -----------------                     ---------   ------------------   -----------------   ----------
Zoila Levis, President.................................    2001           $300,700(1)              -0-(2)          6.25%
Zoila Levis, President.................................    2001            137,286(1)              -0-(2)           7.5%
Fernando Rivera-Munich, Senior Vice President..........    2001            139,500(1)              -0-(2)           6.5%
Francisco Rivero, Executive Vice President.............    2001             70,000(1)              -0-(2)           9.5%
Francisco Rivero, Executive Vice President.............    2001            204,700(1)              -0-(2)          6.95%
Ricardo Melendez, Senior Vice President................    2001            275,000(1)              -0-(2)           6.5%
Edison Velez, Executive Vice President.................    2001             30,000(1)              -0-(2)           7.5%
Edison Velez, Executive Vice President.................    2001            266,800(1)              -0-(2)           6.5%
River Hills, S.E.(3)...................................    2001            922,165            $892,165              1.5%
                                                                                                              over prime
Costa Real, S.E.(3)....................................    2000             60,000              60,000              0.5%
                                                                                                              over prime

---------------------

     (1) Loan secured by residential mortgage.

     (2) Loan was sold to investor during 2001.

     (3) Partnership controlled by Arturo Madero, the spouse of Zoila Levis, the President and a director of Doral Financial. These loans are construction or lands loans and secured by real estate mortgages.

                         REPORT OF THE AUDIT COMMITTEE

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Doral Financial under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Doral Financial specifically incorporates this Report by reference therein.

     During fiscal 2000, the Audit Committee of the Board of Directors developed a written charter for the Audit Committee, which was approved by the full Board on June 5, 2000 and amended and restated on February 1, 2001. The complete text of the new charter, as amended and restated, which reflects standards set forth in new SEC regulations and Nasdaq rules, was reproduced in Appendix A to the proxy statement circulated to shareholders in connection with the 2001 Annual Shareholders Meeting and will be provided to shareholders upon written request.

     The role of the Audit Committee is to assist the Board of Directors in its oversight of Doral Financial's financial reporting process. As set forth in the charter, management of Doral Financial is responsible for the preparation, presentation and integrity of Doral Financial's financial statements, Doral Financial's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing Doral Financial's financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

     In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61,

Communication with Audit Committees, as currently in effect. Finally, the Committee discussed with PricewaterhouseCoopers LLP matters related to their independence and has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect and considered whether any other non-audit services provided by PricewaterhouseCoopers LLP is compatible with maintaining the auditor's independence and has discussed with the auditors the auditors' independence.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of Doral Financial's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that Doral Financial's auditors are in fact "independent."

     Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the charter, the Committee recommended to the Board that the audited financial statements of Doral Financial be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 to be filed with the Securities and Exchange Commission.

           Members of the Audit Committee

           Edgar Cullman, Jr.
           Efraim Kier
           Harold Vicente, Esq.

           Dated: March 6, 2002

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following information is supplied with respect to the executive officers of Doral Financial who do not serve on Doral Financial's Board of Directors. There are no arrangements or understandings pursuant to which any of these executive officers were selected as an officer, except for their employment agreements with Doral Financial. None of the executive officers shown below is related to any other director or executive officer of Doral Financial by blood, marriage or adoption, except that Mario S. Levis and David R. Levis are nephews of Salomon Levis and Zoila Levis and are brothers.

                                                     PRINCIPAL OCCUPATION
             NAME                                 DURING THE PAST FIVE YEARS                   AGE
             ----                                 --------------------------                   ---
Mario S. Levis                   Executive Vice President of Doral Financial since September   38
                                 1995; Treasurer of Doral Financial since December 1991;
                                 Director of Doral Securities, Inc.; Executive Vice President
                                 of Doral Mortgage Corporation; Senior Executive Trader of
                                 Doral Financial from 1988 to December 1991. Trader, Merrill
                                 Lynch Pierce Fenner & Smith Incorporated (1987 -- 1988).

                                                     PRINCIPAL OCCUPATION
             NAME                                 DURING THE PAST FIVE YEARS                   AGE
             ----                                 --------------------------                   ---
David R. Levis                   President, HF Mortgage Bankers Division since February 2002;  29
                                 Senior Vice President of HF Mortgage Bankers Division from
                                 April 2000 to January 2002; Vice President -- Production of
                                 HF Mortgage Bankers Division from January 1999 to April
                                 2000; Loan Processing Supervisor with HF Mortgage Bankers
                                 Division from March 1998 to January 1999.
Ricardo Melendez                 Senior Vice President and Chief Accounting Officer of Doral   43
                                 Financial since July 1995; Chief Financial Officer of Doral
                                 Bank, a wholly-owned subsidiary of Doral Financial from
                                 September 1993 to July 1995; Senior Assistant to CEO and CFO
                                 of Doral Financial from May 1991 to September 1993; Audit
                                 Manager, Price Waterhouse from July 1986 to May 1991.
Fernando Rivera Munich           Senior Vice President, General Counsel, Senior Compliance     48
                                 Officer and Assistant Secretary since March 1, 1999;
                                 President of Doral Insurance Agency since December 1, 2000;
                                 Special Counsel, McConnell Valdes (law firm) from August
                                 1998 to February 1999; Vice President and General Counsel,
                                 Citibank (Puerto Rico branch), Central and Caribbean region from July 1990 to July 1998.
Francisco Rivero                 Executive Vice President -- Administration and New Business   42
                                 Development since 1998; Regional Vice President and Puerto
                                 Rico General Manager of Hamilton Bank, NA (commercial bank)
                                 from 1997 to 1998; President of Economic Development Bank
                                 for Puerto Rico from 1993 to 1997.
Frederick C. Teed                Executive Vice President -- Banking Operations since March    44
                                 1, 1996; Director of Doral Bank; Federal Thrift Regulator,
                                 Office of Thrift Supervision, Department of the U.S.
                                 Treasury, for more than five years prior thereto.
Edison Velez                     Executive Vice President of Doral Financial since March 5,    40
                                 2002; and President of Doral Mortgage for more than five
                                 years prior thereto.
Carlos Vina                      Vice President and Corporate Controller since April 1997;     35
                                 Controller H.F. Mortgage Bankers Division from November 1992 to April 1997; Audit Senior Arthur Andersen & Co. from
                                 December 1988 to November 1989.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on reports filed with the SEC and information obtained from officers and directors of Doral Financial, Doral Financial is not aware of any failure by the executive officers or directors of Doral Financial to file on a timely basis any reports required to be filed by Section 16(a) of Securities Exchange Act of 1934 with respect to beneficial ownership of shares of Doral Financial except for one late initial report filed by Fernando Rivera-Munich and one late report for each of Ricardo Melendez and Francisco Rivero relating to the exercise of 6,000 and 3,750 stock options, respectively.

                             EXECUTIVE COMPENSATION

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following Board Compensation Committee Report on Executive Compensation and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and shall not be deemed incorporated by reference into any other filing of Doral Financial under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Doral Financial specifically incorporates this Report therein and shall not otherwise be deemed filed under such Acts.

     Policies. The compensation policy of Doral Financial is to provide its executive officers and managers with a level of pay and benefits that will assure Doral Financial's competitiveness and continued growth. This policy is designed to retain key executives critical to Doral Financial's long-term success and attract and retain qualified personnel. Doral Financial competes for talented executives in the highly competitive financial services market where successful entrepreneurial executives are highly compensated. Doral Financial also competes for executives with a background in Puerto Rican financial services. To obtain and retain highly qualified and motivated executives, the Compensation Committee believes it is advisable to enter into employment agreements with senior executive officers that contain incentive arrangements which compensate highly for profitability and performance.

     The Compensation Committee develops and negotiates employment agreements with certain key executive officers. These employment agreements normally include base salaries and incentive compensation arrangements designed to reward management for achieving certain performance levels. In order to determine appropriate levels of executive compensation, the Compensation Committee considers various factors, including individual performance, and evaluates the progress of Doral Financial towards attaining its long-term goals. Generally, as a person's level of responsibility increases, greater portions of total compensation are based on performance as opposed to base salaries and benefits. Compensation packages of executive officers have been structured to attempt to compensate them to a substantial extent on a combination of the profitability of Doral Financial as a whole or the productivity of their particular divisions or subsidiaries.

     The Compensation Committee is also responsible for developing or reviewing incentive compensation arrangements which Doral Financial enters into with officers and key individuals who do not have written employment agreements. See "Executive Compensation -- Summary of Compensation Plans -- Deferred Incentive Compensation Agreements." The deferred incentive compensation agreements are designed to reward executive officers and key employees for assisting Doral Financial in achieving various targets.

     The Compensation Committee also administers Doral Financial's 1997 Employee Stock Option Plan. Under this plan, options may be granted to any employee of Doral Financial, including executive officers. Options are designed primarily as a retention device for employees and generally vest over two years. In December 1999 and again in March of this year, the Committee voted to grant stock options to the four most senior executive officers of Doral Financial in order to tie a significant portion of their compensation to increases in the price of Doral Financial's stock realized by all of Doral Financial's stockholders.

     Chief Executive Officer's Compensation. On March 5, 2002, Doral Financial entered into a new two year employment agreement (the "2002 Employment Agreement") with Salomon Levis, the Chief Executive Officer of Doral Financial, to replace the two year employment agreement that expired on December 31, 2001. The 2002 Employment Agreement is effective retroactive to January 1, 2002 and terminates on December 31, 2003. As in the past, the Compensation Committee continues to believe that return on equity is of material importance to the overall long-term growth and profitability of Doral Financial. Accordingly, as with Mr. Levis' prior employment agreements in addition to a base annual salary, the 2002 Employment Agreement provides for a cash incentive bonus equal to 15% of Doral Financial's adjustable net income over a minimum threshold of a 15% on common stockholders' equity. In the 2002 Employment Agreement, the Committee felt it was appropriate to increase the base annual salary from $1.5 million to $1.8 million. This decision was based on the excellent results achieved by Doral Financial under Mr. Levis' tenure as chief executive officer as well as by the fact that while the size and complexity of Doral Financial's operations have increased dramatically in recent years, Mr. Levis' base salary has not increased since 1998. For similar reasons, the Committee felt it was appropriate to raise the maximum amount of incentive compensation payable in a year from $1.5 million to $1.8 million. In this regard, the Committee also considered the fact that the $1.5 million cap on annual incentive compensation contained in Mr. Levis' employment agreement that terminated on December 31, 2001, was a significant reduction from the $3.0 million cap contained in the prior agreement which terminated in December 31, 1999.

     As in the prior agreement, the Committee felt that stock based compensation in the form of stock options should form an essential element of Mr. Levis' overall compensation package. Accordingly, the 2002 Employment Agreement provides for granting of stock options to acquire 300,000 shares of Doral Financial's common stock. The options have an exercise price of $36.17 per share, the closing price of the common stock on March 5, 2002, the date of grant. The options vest over the two year term of the agreement. The Committee feels that the use of stock options is an effective tool to further align the interests of senior management with those of stockholders because the value of the options are directly tied to increases in the price of Doral Financial's stock. The amount of options granted under the 2002 Employment Agreement is less than the prior agreement by 100,000 shares. The Committee felt it was appropriate to reduce the amount of stock options in light of the increase in cash compensation in the form of base salary and incentive bonus.

     Section 162(m) of the Internal Revenue Code. The Committee has considered the impact of the provisions of Section 162(m) of the Internal Revenue Code of 1986 (the "Code") that provides that compensation paid to a corporation's chief executive officer or its four other most highly compensated executive officers may not be deducted for federal income tax purposes unless, in general, such compensation is performance based, is established by an independent committee of directors, is objective and the plan or agreement providing for such performance based compensation has been approved in advance by stockholders. Because as a Puerto Rico corporation Doral Financial is not required to pay federal income taxes except for any income related to the conduct of a trade or business in the United States, Section 162(m) should not limit the tax deductions available to Doral Financial for executive compensation in the near future.

                                         Compensation Committee of the Board of
                                         Directors

                                         John L. Ernst, Chairman
                                         Efraim Kier

                                         Dated: March 6, 2002

EMPLOYMENT AGREEMENTS AND OTHER COMPENSATION ARRANGEMENTS

     Doral Financial entered into a two year employment agreement, dated as of March 5, 2002, with Salomon Levis, Chairman of the Board and Chief Executive Officer of Doral Financial, which became effective as of January 1, 2002 and expires on December 31, 2003. Under the terms of the agreement, Mr. Levis is entitled to receive annually a base salary of $1,800,000 plus incentive compensation equal to 15% of the amount of Doral Financial's annual consolidated net income after taxes and after adding back incentive compensation payable to executive officers of Doral Financial ("Adjusted Net Income") in excess of an amount equal to a 15% return on common stockholders' equity. Mr. Levis' annual salary and cash incentive compensation is subject to a maximum of $3.6 million per year. Under the terms of the agreement, Mr. Levis was also granted stock options to acquire 300,000 shares of common stock at an exercise price of $36.17 per share, the market price of the common stock on the date of grant. The employment agreement is similar to Mr. Levis' prior two year agreement that expired on December 31, 2001, except that the base annual salary was increased from $1,500,000 to $1,800,000, the maximum incentive bonus was also increased from $1,500,000 to $1,800,000 and the number of stock options was reduced from 400,000 to 300,000.

     Doral Financial entered into a two year employment agreement dated as of March 5, 2002, with Zoila Levis, President of Doral Financial, which became effective as of January 1, 2002 and expires on December 31, 2003. Under the terms of the agreement, Zoila Levis is entitled to receive annually a base salary of $750,000 plus incentive compensation equal to 5% of Adjusted Net Income in excess of an amount equal to a 15% return on common stockholders' equity. Ms. Levis' annual salary and cash incentive compensation is subject to a maximum of $1.5 million per year. Under the terms of the agreement, Zoila Levis was granted stock options to acquire 150,000 shares of common stock at an exercise price of $36.17 per share, the market price of the common stock on the date of grant. The new employment agreement is similar to Mrs. Levis' prior two year agreement that expired on December 31, 2001, except that her base annual salary was increased from $500,000 to $750,000, her maximum incentive bonus was increased from $600,000 to $750,000 and the number of stock options was reduced from 200,000 to 150,000.

     Doral Financial entered into a two year employment agreement, dated as of March 5, 2002, with Richard F. Bonini, Senior Executive Vice President and Chief Financial Officer of Doral Financial which became effective as of January 1, 2002 and expires on December 31, 2003. Pursuant to the terms of the agreement, Mr. Bonini is entitled to receive annually a base salary of $400,000 plus incentive compensation equal to 5% of Adjusted Net Income in excess of an amount equal to a 15% return on common stockholders' equity. Mr. Bonini's annual salary and cash incentive compensation is subject to a maximum of $625,000 per year. Under the terms of the agreement, Mr. Bonini was granted stock options to acquire 150,000 shares of common stock at an exercise price of $36.17 per share, the market price of the common stock on the date of grant. The new employment agreement is similar to Mr. Bonini's prior two year employment agreement which expired on December 31, 2001, except that his base annual salary was increased from $390,000 to $400,000, his maximum incentive bonus was increased from $210,000 to $225,000 and the number of stock options was reduced from 180,000 to 150,000. As in his prior agreement, Mr. Bonini's new agreement provides for a $30,000 annual payment in lieu of participation in a pension plan.

     Doral Financial entered into a two year employment agreement, dated as of March 5, 2002, with Mario S. Levis, Executive Vice President and Treasurer of Doral Financial, which became effective as of January 1, 2002 and expires on December 31, 2003. Pursuant to the terms of the agreement, Mr. Levis is entitled to receive annually a base salary of $400,000 plus incentive compensation equal to 5% of Adjusted Net Income in excess of an amount equal to a 15% return on common stockholders' equity. Mr. Levis' annual salary and cash incentive compensation is subject to a maximum of $825,000 per year. Under the terms of the Agreement, Mr. Levis was granted stock options to acquire 135,000 shares of common stock at a price of $36.17 per share, the market price of the common stock on the date of grant. The new agreement is similar to Mr. Levis' prior two year employment agreement which expired on December 31, 2001, except that his base salary was increased from $390,000 to $400,000, his maximum incentive bonus was increased from $410,000 to $425,000 and the number of stock options was reduced from 150,000 to 135,000.

     Doral Financial entered into an employment agreement, dated as of March 5, 2002, with Edison Velez, Executive Vice President of Doral Financial and CEO of Doral Mortgage, which became effective on January 1, 2002 and expires on December 31, 2003. Pursuant to the terms of the agreement, Mr. Velez is entitled to receive annually (i) a base salary equal to $250,000 and (ii) an incentive bonus equal to the lesser of (x) 300,000 and (y) 3% of the net income of Doral Mortgage over and above $3 million derived from mortgage banking activities. Pursuant to the agreement, one-half of the incentive bonus is deferred.

     On February 23, 2002, David R. Levis was appointed President of Doral Financial's HF Mortgage Bankers Division. Mr. Levis is entitled to a base annual salary of $91,400 per year and commissions and incentives based of the principal amount of loans closed and fees earned by the division he supervises.

     Each of the employment agreements with Salomon Levis, Zoila Levis, Mario S. Levis, Richard F. Bonini and Edison Velez provide that if such agreements are terminated following a change of control of Doral Financial, the named executive officer would be entitled to receive all compensation due under the agreement for the calendar year in which such termination occurs. Under each of these agreements, except in the event of a change of control and except with respect to the second year of Zoila Levis' agreement, the named executive must be employed for the entire year to receive any incentive compensation with respect to such year. In the case of Zoila Levis' agreement, she is entitled to receive a pro rata share of the incentive compensation payable for the second year so long as she is employed by Doral Financial for at least the first six months of such year. For purposes of computing the incentive compensation under each of the employment agreements with Salomon Levis, Zoila Levis, Mario S. Levis and Richard F. Bonini, shares of nonconvertible preferred stock are not treated as common stockholders' equity and the dividends payable on such preferred stock are treated as interest that reduces Adjusted Net Income.

                           SUMMARY COMPENSATION TABLE

     The following table includes information concerning the compensation of the Chief Executive Officer and each of the four other most highly compensated executive officers of Doral Financial, as well as for David R. Levis who was appointed President of the HF Mortgage Bankers Division in February 2002 and Edison Velez who was appointed Executive Vice President effective March 5, 2002 and previously served as President of Doral Mortgage Corporation. The compensation shown is for all services rendered in all capacities during the fiscal years ended December 31, 2001, 2000 and 1999.

                                                                                               LONG TERM
                                                                                             COMPENSATION
                                                        ANNUAL COMPENSATION                  -------------
                                         -------------------------------------------------     NUMBER OF
               NAME AND                                                     OTHER ANNUAL     STOCK OPTIONS      ALL OTHER
          PRINCIPAL POSITION             YEAR     SALARY        BONUS      COMPENSATION(1)      GRANTED      COMPENSATION(4)
          ------------------             ----   ----------    ----------   ---------------   -------------   ---------------
Salomon Levis..........................  2001   $1,500,000    $1,500,000        $-0-                -0-         $    -0-
Chairman of the Board and                2000    1,500,000     1,500,000         -0-                -0-           19,088
Chief Executive Officer                  1999    1,500,000     3,000,000         -0-            400,000           19,088
Zoila Levis............................  2001   $  500,000    $  600,000        $-0-                -0-         $  3,810
President                                2000      500,000       600,000         -0-                -0-           16,691
                                         1999      500,000     1,200,000         -0-            200,000           16,691
Richard F. Bonini......................  2001   $  390,000    $  210,000        $-0-                -0-         $ 35,250
Senior Executive Vice President and      2000      390,000       210,000         -0-                -0-           30,000
Chief Financial Officer                  1999      390,000       810,000         -0-            180,000           30,000
Mario S. Levis.........................  2001   $  390,000    $  410,000        $-0-                -0-         $  4,000
Executive Vice President and             2000      390,000       410,000         -0-                -0-            8,177
Treasurer                                1999      390,000       810,000         -0-            150,000            8,177
David R. Levis(2)......................  2001   $   91,200(2) $  376,971        $-0-                -0-         $  2,219
President, HF Mortgage                   2000       83,217       172,993         -0-              2,000            5,100
Bankers Division                         1999       48,000        82,795         -0-                -0-            4,234
Edison Velez...........................  2001   $  240,000    $  150,000        $-0-                -0-         $153,023
Executive Vice President and             2000      240,000       150,000         -0-             10,000          157,380
CEO of Doral Mortgage                    1999      240,000       150,000         -0-                -0-          156,512
Fernando Rivera Munich(3)..............  2001   $  193,240    $  103,080        $-0-                -0-         $  3,484
Senior Vice President, General           2000      202,699        30,000         -0-             10,500           12,550
Counsel, and Senior Compliance Officer   1999      148,553        50,000         -0-                -0-

---------------------

     (1) Amounts shown do not include amounts expended by Doral Financial pursuant to plans (including group life and health) that do not discriminate in scope, term or operation in favor of executive officers or directors of Doral Financial and that are generally available to all salaried employees. Amounts shown also do not include amounts expended by Doral Financial which may have a value as a personal benefit to the named individual. The value of perquisites and such other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any individual named.

     (2) David R. Levis was appointed President of the HF Mortgage Bankers Division effective February 23, 2002.

     (3) Mr. Fernando Rivera-Munich commenced his employment with Doral Financial on March 1, 1999.

     (4) Except in the case of Richard F. Bonini, the amounts shown represent Doral Financial's contribution to the Doral Financial's Target Benefit Pension Plan, a defined contribution pension plan and to the Doral Financial Corporation Retirement and Incentive Savings Plan, a profit sharing plan with a cash or deferred arrangement. The amount shown for Mr. Bonini represents a lump sum payment of $30,000 in lieu of his participation in the Target Benefit Plan and Doral Financial's matching contribution under the Retirement and Incentive Savings Plan. The amounts shown for Mr. Velez include $150,000 for each of the years shown of deferred incentive compensation.

OPTIONS GRANTED DURING 2001

     Doral Financial did not grant any stocks options during 2001 to any of the executive officers named in the Cash Compensation Table.

OPTIONS EXERCISES AND VALUES FOR 2001

     The table below sets forth the following information for the persons named in the Cash Compensation Table at December 31, 2001:

     - the number of shares of Doral Financial common stock acquired upon exercise of stock options during 2001;

     - the aggregate dollar value realized upon exercise of those options;

     - the total number of exercisable and non-exercisable stock options held at December 31, 2001; and

     - the aggregate dollar value of in-the-money exercisable and unexercisable options at December 31, 2001.

                                                                                                         VALUE OF UNEXERCISED
                                                                            NO. OF UNEXERCISED               IN-THE-MONEY
                                             NO. OF SHARES                  OPTIONS AT 12/31/01         OPTIONS AT 12/31/01(1)
                                              ACQUIRED ON     VALUE     ---------------------------   ---------------------------
NAME                                           EXERCISE      REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                         -------------   --------   -----------   -------------   -----------   -------------
Salomon Levis..............................        -0-            -0-     402,000           -0-       $8,015,983           -0-
Zoila Levis................................        -0-            -0-     201,000           -0-        4,007,991           -0-
Richard F. Bonini..........................        -0-            -0-     182,000           -0-        3,624,783           -0-
Mario S. Levis.............................        -0-            -0-     151,000           -0-        3,009,991           -0-
David R. Levis.............................        -0-            -0-       1,500         1,500           29,000      $ 29,000
Edison Velez...............................        -0-            -0-       7,000         5,000          128,608        96,625
Fernando Rivera Munich.....................      5,250       $102,300         -0-         5,250              -0-       102,352

---------------------

    (1) In accordance with SEC rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $31.21, the last sales price reported for the common stock for NASDAQ National Market transactions on December 31, 2001.

SUMMARY OF COMPENSATION PLANS

     1988 Restricted Stock Plan. Doral Financial has in effect the Restricted Stock Plan of Doral Financial Corporation (the "Restricted Stock Plan"). The Restricted Stock Plan is administered by the Compensation Committee, none of whose members is eligible to be awarded Restricted Stock. The Restricted Stock Plan permits the Compensation Committee to award up to a total of 1,000,000 shares of common stock to key employees, including officers of Doral Financial and its subsidiaries. As of March 6, 2002, 288,776 shares were available for issuance under the Restricted Stock Plan. The Restricted Stock Award (the "Award") is awarded at such times and in such number of shares as the Compensation Committee determines. Doral Financial may grant a portion of the shares awarded in installments over a period of one to five years. No monetary consideration is paid by an employee for the Award or for the grant of the shares thereunder. Under the Restricted Stock Plan, the shares issued are subject to restrictions on sale and must be returned if the recipient leaves Doral Financial's employ prior to the expiration of a stated period of time. Such restrictions generally lapse within five years from the date of the Award or earlier termination of employment by reason of death or disability. No grants of restricted stock have been made since 1992.

     1997 Employee Stock Option Plan. Doral Financial has in effect the 1997 Employee Stock Option plan (the "1997 Option Plan"). The 1997 Option Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), none of whose members may receive options. The Committee determines the form of the option agreements to be used under the 1997 Option Plan, and the terms and conditions to be included in such option agreements. Under the 1997 Option Plan, as amended, an aggregate of 3,000,000 shares of common stock have been authorized for issuance upon exercise of options, subject to adjustment for stock splits, recapitalizations and similar events. As of March 6, 2002, there were 561,300 shares of common stock available for issuance in connection with the 1997 Option Plan. Options may be granted under the 1997 Option Plan at prices equal to 100% of the fair market value of common stock on the date of the grant.

     The 1997 Option Plan provides for the grant of stock options that are intended to qualify as "qualified stock options" ("QSOs") under Section 1046 of the Puerto Rico Internal Revenue Code of 1994, as amended, as "incentive stock options" under Section 422 of the U.S. Internal Revenue Code ("ISOs") or "non-statutory stock options" ("NSOs"). Unless an option agreement provides otherwise, all options granted are 50% exercisable after one year and 100% exercisable after two years, with all such options terminating no later than ten years from the date of grant, except for ISOs granted to 10% shareholders, in which case the maximum term is five years. The 1997 Option Plan permits the delivery, with the consent of the Committee, of previously-owned common stock in payment of shares purchased upon exercise of the option. The 1997 Option Plan also contains a limitation on the dollar amount of QSOs or ISOs which may be granted to any employee and additional restrictions pertaining to any grant to a 10% shareholder. No options may be granted under the 1997 Option Plan after March 7, 2007.

     The 1997 Option Plan permits the granting of stock appreciations rights ("SARs") in tandem with the granting of stock options. SARs entitle the holder to receive in cash upon exercise the difference between the option exercise price and the market value of common stock in lieu of exercising the related option.

     Options and SARs granted under the 1997 Option Plan are not transferrable, except by will or applicable laws of descent and distribution. Under the 1997 Option Plan, upon the occurrence of certain "change of control" transactions involving Doral Financial all options then outstanding under the 1997 Option Plan become immediately exercisable.

     Retirement Plans. Prior to March 1, 2001, Doral Financial maintained a Target Benefit Pension Plan (the "Target Benefit Plan") for the benefit of all eligible Puerto Rico based employees. The Target Benefit Plan covered all full time employees of Doral Financial who have completed one year of service and had attained age

21. Under the Target Benefit Plan, Doral Financial contributed annually the funding amount which was projected to be necessary to fund the target benefit. The target benefit was based on years of service and the employee's compensation, as defined in the Target Benefit Plan.

     Effective March 1, 2001, the Target Benefit Plan was converted into a profit sharing plan with a cash or deferred arrangement and renamed the Doral Financial Corporation Retirement & Incentive Savings Plan (the "Incentive Savings Plan"). The Incentive Savings Plan is available to all employees of Doral Financial who are residents of Puerto Rico and have attained the age of
18. Participants in the plan have the option of making pre-tax or after-tax contributions to the Plan. Doral Financial will make a matching contribution equal to 50c for every dollar of pre-tax contribution made by participants to the Incentive Savings Plan on a pre-tax basis up to 5% of the participant's basic compensation. Doral Financial may also to make fully discretionary profit sharing contributions to the Incentive Savings Plan. Doral Financial did not make any discretionary profit sharing contributions for the year ended December 31, 2001. Doral Financial also maintains a 401-K Plan for its U.S. based employees. Effective March 1, 2001, the plan was amended to conform it with the benefits available under the Incentive Savings Plan. For the year ended December 31, 2001, Doral Financial incurred approximately $956,000 in connection with all its retirement plans.

     Deferred Incentive Compensation Agreements. Doral Financial has entered into deferred incentive compensation arrangements with certain key employees of Doral Financial and its subsidiaries. Such employees are eligible to defer the receipt of incentive compensation. The amount of incentive compensation is credited annually based on a specified percentage of the net income of Doral Financial, its subsidiaries or divisions. Doral Financial's obligation to make the payments at the end of the deferral period is unfunded, and all such payments are to be made out of the general assets of Doral Financial. Doral Financial is not required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any deferral amount. Doral Financial accrued $453,000 as deferred compensation for 2001.

                               PERFORMANCE GRAPH

     The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Doral Financial specifically incorporates this information by reference, and shall not otherwise be deemed filed under these Acts.

     The Performance Graph compares the yearly percentage change in Doral Financial's cumulative total stockholder return on its common stock to that of the Center for Research in Securities Prices ("CRSP") NASDAQ Stock Market Index (U.S. Companies) and the CRSP Index for NASDAQ Financial Stocks
(SIC 6000-6799 US & Foreign). The Performance Graph assumes that $100 was invested on December 31, 1996 in each of Doral Financial's common stock, the CRSP NASDAQ Stock Market Index (U.S. Companies) and the CRSP Index for NASDAQ Financial Stocks (SIC 6000-6799 US & Foreign).

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS

                             PERFORMANCE GRAPH FOR
                          DORAL FINANCIAL CORPORATION

Prepared by the Center for Research in Security Prices

                                     LEGEND

                  CRSP
                  TOTAL
                  RETURNS
                  INDEX
SYMBOL            FOR:      12/1996   12/1997   12/1998   12/1999   12/2000   12/2001
------            -------   -------   -------   -------   -------   -------   -------

 __________  Box  Doral      100.0     187.3     330.7     187.6     380.1     497.6
                  Finan-
                  cial
                  Corpo-
                  ration

-- -- -- -- Star  Nasdaq     100.0     122.5     172.7     320.8     193.0     153.1
                  Stock
                  Market
                  (US
                  Compa-
                  nies)

-- - - - - - - -
   Triangle       Nasdaq     100.0     152.9     148.6     147.6     159.4     175.4
                  Finan-
                  cial
                  Stocks
                  SIC
                  6000-6799
                  US &
                  Foreign

Note:

    A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

    D. The index level for all series was set to $100.0 on 12/31/1996.

                                   PROPOSAL 2

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP as Doral Financial's independent accountants to audit its financial statements for the year ending December 31, 2002. This selection was recommended by the Audit Committee of the Board of Directors. PricewaterhouseCoopers LLP has served as Doral Financial's independent public accountants since 1977. Services provided to Doral Financial and its subsidiaries by PricewaterhouseCoopers LLP in fiscal 2001 included the examination of Doral Financial's consolidated financial statements, limited reviews of quarterly reports, audits of Doral Financial's subsidiaries, audits of benefit plans, services related to filings with the SEC and other regulatory agencies, and consultations on various tax, accounting and information systems matters.

AUDIT FEES

     The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of Doral Financial's annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in Doral Financial's Quarterly Reports on Form 10-Q filed with the SEC for that fiscal year were $574,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered to Doral Financial for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001 were $166,000, which were related to services to assist with the implementation of a new financial information system by Doral Financial.

ALL OTHER FEES

     The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to Doral Financial, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2001 were $221,000 of which approximately $114,000 were for tax services, $90,000 were related to preparation of comfort letters in connection with the issuance of securities by Doral Financial and $17,000 were related to audits of Doral Financial's employee benefit plans. PricewaterhouseCoopers LLP did not provide any internal audit services to Doral Financial during 2001.

     The submission of this proposal to a vote of shareholders is not legally required. If the selection of PricewaterhouseCoopers LLP is not approved, the Audit Committee and the Board of Directors will reconsider its selection. The affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, at the annual meeting is required to adopt this proposal.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

VOTE RECOMMENDATION

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS DORAL FINANCIAL'S INDEPENDENT ACCOUNTANTS.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders to be held in April 2003 must be received by Doral Financial at its principal executive office by the close of business on November 18, 2002. Proposals should be directed to the attention of the Secretary of Doral Financial.

                                 ANNUAL REPORT

     A copy of Doral Financial's Annual Report to Shareholders containing the consolidated financial statements of Doral Financial for the fiscal year ended December 31, 2001 accompanies this Proxy Statement. Such Annual Report is not part of the proxy solicitation materials.

     Upon receipt of a written or oral request, Doral Financial will furnish to any stockholder without charge a copy of Doral Financial's Annual Report on Form 10-K for the year ended December 31, 2001, without the accompanying exhibits. A list of exhibits is included in the Form 10-K and exhibits are available from Doral Financial upon the payment to Doral Financial of the costs of furnishing them. Such written or oral request should be directed to: Secretary, Doral Financial Corporation, 1159 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920, telephone number (787) 749-7100.

                                 OTHER MATTERS

     Management knows of no matters that may be brought before the annual meeting or any adjournment thereof other than those described in the accompanying notice of meeting and routine matters incidental to the conduct of the meeting. If any other matter should come before the annual meeting or any adjournment thereof it is the intention of the persons named in the accompanying form of proxy or their substitutes to vote the proxies in accordance with their judgment on such matters.

     The above Notice of Meeting and Proxy Statement are sent by order of the Board of Directors of Doral Financial Corporation.

                                    /s/ Richard F. Bonini

                                    Richard F. Bonini
                                    Senior Executive Vice President and
                                    Secretary

Dated: March 16, 2002

                       (Doral Financial Corporation Logo)

                           DORAL FINANCIAL CORPORATION
                            1159 F.D. ROOSEVELT AVE.
                           SAN JUAN, PUERTO RICO 00920

                                      PROXY

     SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

                  The undersigned holder of Common Stock of Doral Financial Corporation (the "Corporation") hereby authorizes and appoints Salomon Levis, Zoila Levis and Richard F. Bonini, or any one or more of them, as proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of the Corporation to be held at the Seventh Floor of the Doral Financial Plaza Building, 1451 F.D. Roosevelt Avenue, San Juan, Puerto Rico at 11:00 a.m., local time, on Wednesday, April 17, 2002 and any adjournment or adjournments of said meeting and thereat to vote and act with respect to all the shares of Common Stock of the Corporation that the undersigned would be entitled to vote if then personally present in accordance with the instructions listed on the reverse hereof.

                  Such proxies may vote in their discretion upon such other business as may properly be brought before the meeting or any adjournment thereof.

                  Receipt of the Notice of Meeting and the related Proxy Statement is hereby acknowledged.

                              (Continues and to be signed on other side)


--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -


      YOU CAN NOW ACCESS YOUR DORAL FINANCIAL CORPORATION ACCOUNT ONLINE.

Access your Doral Financial Corporation shareholder account online via Investor ServiceDirect(SM) (ISD).

Mellon Investor Services LLC, agent for Doral Financial Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

            - View account status            - Make address changes
            - View certificate history       - Establish/change your PIN
            - View book-entry information

              VISIT US ON THE WEB AT HTTP://WWW.MELLONINVESTOR.COM
                AND FOLLOW THE INSTRUCTIONS SHOWN ON THIS PAGE.

STEP 1: FIRST TIME USERS - ESTABLISH A PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

INVESTOR SERVICEDIRECT(SM) IS CURRENTLY ONLY AVAILABLE FOR DOMESTIC INDIVIDUAL AND JOINT ACCOUNTS.

- SSN
- PIN
- Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.


STEP 2: LOG IN FOR ACCOUNT ACCESS

You are now ready to log in. To access your account please enter your:

- SSN
- PIN
- Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.


STEP 3: ACCOUNT STATUS SCREEN

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

- Certificate History
- Issue Certificate
- Address Change
- Duplicate 1099
- Book-Entry Information


              FOR TECHNICAL ASSISTANCE CALL 1-877-978-7778 BETWEEN
                       9AM-7PM MONDAY-FRIDAY EASTERN TIME

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.                                          Please mark
                                                                                                               your votes as
                                                                                                               indicated in    [X]
                                                                                                               this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

No. 1 - Election Directors
                                                                                              No. 2 - Appointment of
                                                                                                      PricewaterhouseCoopers LLP as
                                                                        FOR        WITHHOLD           Independent Accountants
    Nominees are 01 Richard F. Bonini, 02 Edgar M. Cullman, Jr.,     all listed   as to all
    03 John L. Ernst, 04 Efraim Kier, 05 Salomon Levis,               nominee      nominees
    06 Zoila Levis, 07 A. Brean Murray and 08 Harold D. Vicente.        [ ]          [ ]              FOR     AGAINST    ABSTAIN
                                                                                                      [ ]       [ ]        [ ]


(To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)



----------------------------------------------------------------

                                                                                 To vote in accordance with the Board of Directors'
                                                                                 recommendation, just sign below. No boxes need to
                                                                                 be checked.

                                                                                 Dated:                                       ,2002
                                                                                       --------------------------------------



                                                                                 --------------------------------------------------
                                                                                                    Signature



                                                                                 --------------------------------------------------
                                                                                                    Signature

                                                                                 Please mark, date and sign as your name appears to
                                                                                 the left and return in the enclosed envelope. If
                                                                                 acting as executor, administrator, trustee,
                                                                                 guardian, etc., you should so indicate when
                                                                                 signing. If the signer is a corporation, please
                                                                                 sign the full corporate name by a duly authorized
                                                                                 officer. If shares are held jointly, each
                                                                                 shareholder named should sign.


-----------------------------------------------------------------------------------------------------------------------------------
                                                     - FOLD AND DETACH HERE -